EXHIBIT 99.1
4th Quarter and Full Year 2009 Earnings Webcast Presentation
– Prepared Remarks
January 28, 2010 1:00 p.m.

Michelle Debkowski:    Thank you, good afternoon, and welcome to National Penn Bancshares’ Fourth Quarter and Full Year 2009 Earnings Webcast.

Questions will be accepted via email until the conclusion of our prepared remarks.  Please use the email button located on the conference call screen to ask your question.  Due to time constraints, we may not be able to answer all of your questions.  Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available for your independent review.  The presentation and slides will be available on our website as well as filed on Form 8-K with the SEC following our webcast.  These slides may be downloaded by following the instructions on the screen.

Our Earnings Release is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the SEC.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on slide 1.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn to Glenn Moyer.

Glenn Moyer:  Thank you, Michelle.  As you may have read in our press release this morning, the Board and I have made a decision that I will step down as President and CEO and will transition to retirement.  For a period of time, I will remain at National Penn as a special advisor to Scott Fainor, who has been appointed President and CEO.  I expect to continue to make positive contributions to National Penn in the areas of maintaining business relationships, developing new business, supporting National Penn’s work on its enhanced risk management processes, and using my credit skills to continue our work around problem asset reductions.  I can truly say that I have enjoyed my eleven years at National Penn.  National Penn is a very good company with lots of good people and a strong set of core values.  I am confident that Scott and his team have the experience, knowledge, and sense of urgency to carry National Penn to new heights.  Thank-you for your ongoing support of National Penn.  I’d now like to turn the presentation over to Scott Fainor.

Scott Fainor:  Thank-you Glenn.  I look forward to continuing to work with you in your new capacity and wish you well as you transition to a new phase in your life.

Turning to our financial report, our overall message today is that during the 4th quarter we have continued to proactively enhance National Penn’s financial strength for future success as we have done all year.  Although we are disappointed with the year’s financial results, we believe that the difficult actions we took this year set the stage for 2010.  These actions include eight key items:

1.	A September capital raise of $153 million which followed the successful 2nd quarter completion of a $72 million capital raise through our dividend reinvestment and stock purchase plan.

2.
Our strong capital allowed us to appropriately build our allowance for loan and lease losses from a position of strength.  During the year, we increased the allowance for loan and lease losses by $62.3 million.

3.
We are focused on asset quality and as a result, troubled assets have stabilized.  With signs of our local economies improving, we feel increasingly confident that asset quality could be turning a corner.

4.
We completely exited our CDO investments during the year.  The impact to earnings from this decision was approximately $67 million after tax in 2009.  We expect to receive a $27 million tax refund in 2010 related to this action.

5.	We sold a large portion of underperforming shared national loans which resulted in a pre-tax loss of $6.0 million.

6.
We took a non-cash goodwill impairment charge of $275.0 million.  While this charge affected short-term earnings, it has no impact on National Penn’s regulatory capital ratios or tangible book value.  Based upon its periodic testing, National Penn took this action as a result of several factors, including continued trading value of its stock relative to book value and certain events in the quarter more fully described in this presentation.  This charge is not directly attributed to any specific National Penn acquisition.

7.
On January 27, 2010, National Penn Bank entered into a memorandum of understanding with its primary regulator principally due to its current level of classified assets.  Under this informal agreement, National Penn Bank has agreed to develop and implement initiatives to enhance the oversight of problem assets, enhance its process for the allowance for loan and lease losses, and strengthen its internal loan review and credit administration functions.  Many of these initiatives are in various stages of completion.  Additionally, National Penn Bank has agreed to achieve by March 31, 2010 and maintain a Tier 1 leverage ratio of at least 8.0%, and to maintain a Tier 1 risk-based capital ratio of at least 10% and a total risk-based capital ratio of at least 12%.  At December 31, 2009, National Penn Bank’s capital ratios were 7.86%, 11.21%, and 12.47% respectively.

8.
As you are aware, our primary focus for the last several quarters has been to reduce our classified assets as discussed in the 2nd and 3rd quarters.  This will allow us to move forward more effectively in 2010 and beyond and to focus our attention on enhancing shareholder value.

We made these difficult decisions in order to get them behind us rapidly.  Through these actions, we are committed to maintaining the strength of our balance sheet and a strong liquidity position.  As I mentioned earlier, getting these issues behind us in 2009 will allow us to move forward more effectively in 2010.

I will now turn the presentation over to Mike Hughes who will provide the details of our fourth quarter and full year 2009 financial results.

Mike Hughes:   Thank you Scott.

Let me begin by noting that this presentation contains the non-GAAP financial measure of core earnings.  Reconciliations of our GAAP and non-GAAP earnings are included in our presentation today for your review.

Slide 2 shows the year-end balance sheet comparison, which contracted during the quarter primarily due to recording a goodwill impairment charge.  Gross loans declined by 4.6% for the year.  Exclusive of the sale of the shared national credit portfolio and charge-offs, loans declined by 2.3% for the year and 1.6% in the quarter.  Excluding the reclassification of certain cash management accounts, deposits grew by 7.7% for the year.  During the year and the quarter, we increased our liquidity position based upon the loan and deposit trends.  Short-term borrowings, considering the cash management change, declined by 4.8%.

As Scott mentioned, we remain focused on the strength of the balance sheet and our capital ratios. As noted on slide 3, the income statement impact and the capital impact of the CDO portfolio sale and the goodwill impairment charge differ significantly.  As can be seen on this slide, the goodwill impairment charge does not impact any capital ratio or tangible book value per share and the capital impact from the sale of the CDO portfolio was modest as compared to the income statement impact.  Also noted was the disallowance of the deferred tax asset beginning in the third quarter which can potentially be reinstated as our earnings and tax positions change.

The continued strength of the balance sheet is detailed on the capital ratios on slide 4.  The slide shows ratios at the bank and the holding company.  The regulatory agreement relates to capital ratios at the bank and we exceed those levels with the exception of the leverage ratio.  To bring that ratio into compliance would require approximately $11 million in additional capital.  As a point of reference, National Penn has $57 million in cash at the holding company and the reinstatement of the deferred tax asset for regulatory purposes increases this ratio by approximately 80 basis points.  Based upon the regulatory agreement, we do not anticipate repaying TARP in the short term.  TARP repayment will be driven by economic conditions, our ability to generate capital internally, and normalization of regulatory capital ratios.

Referring to Slide 5, we have taken these steps to address asset quality including a reserve build for both the year and the quarter, and as you can see, National Penn’s asset quality compares favorably with its peer group.

Our loan loss reserve to loans is 2.43% vs. a peer group average of 1.88%.

National Penn’s Non-Performing Loans to Loans was 2.09% compared to the peer group average of 2.44%.

National Penn’s Loan Loss Reserve average was 116% compared to the peer group of 92%.

National Penn has aggressively charged off loans on a timely basis.  For example, Non-Performing Loans have already been written down by approximately 35%.

We also made a decision to sell a portion of our out-of-market Shared National Credit portfolio.  Slide 6 provides the details on the sale of these loans.

Slide 7 details the profile of the investment portfolio subsequent to the sale of the CDOs.  National Penn had a relatively small bank equity portfolio aggregating $4.4 million at year end and recorded a $1.9 million impairment charge in the quarter.  During the quarter, security sales inclusive of the CDOs and equities resulted in a modest gain.  The resultant portfolio strength is highlighted on the slide.

Turning to slide 8, let me review the quarterly and year-to-date income statement with an emphasis on pre-tax, pre-provision contributions, exclusive of non-recurring items.

The significant non-recurring items noted on the slide include:

•	The goodwill impairment charge which aggregated $275 million pre and after tax or $2.19 per share for the quarter and $2.78 per share for the year.

•	The impairment and CDO sale aggregated $101.8 million pre tax or $0.67 per share after-tax for the year.

•
National Penn has historically excluded the non cash adjustment on its trust preferred securities which resulted in income of $3.7 million pre-tax or $0.02 per share after-tax in the quarter compared to a loss of $4.4 million pre-tax or $0.03 per share after-tax for the year.

•	In the quarter, we sold a modest money management operation which was not consistent with our business model resulting in a pre tax gain of $1.2 million or $0.01 per share after tax.

•	The remaining items include the FDIC special assessment and insurance recovery.

Therefore, the reported loss for the year of $3.61 per share compares to core EPS of a loss of six cents which includes a loan loss reserve build of $62 million for the year.

Let me focus on core earnings which remain strong as can be seen on Slide 9.  The net interest margin expanded to 3.29% from 3.24% in the third quarter.  The highlighted lines show the previously reported margin and the reclassified margin resulting from the reclassification of the Federal Reserve account balances which began to pay interest in 2009.  As we built liquidity and the rate was more favorable than selling fed funds, we felt it more appropriate to reclassify this from fee income to interest income.  The amount of income reclassified was $221,000 for the quarter and $580,000 for the year.  Although this reclassification has no net income impact, it is more appropriately included in the net interest margin.  Non-performing assets negatively impacted the margin by 10 basis points in the quarter.

The slide also shows the average earning assets for National Penn, which is being driven in this environment, to a great degree by deposit growth.  As the short end of the yield curve remains at historically low levels, we have appropriately adjusted CD rates, which have driven to a great degree, the improvement in net interest margin.

On Slide 10, other income was impacted by several items in the quarter.  As we discussed previously:

•	The sale of a portion of the Shared National Credit portfolio resulted in a $6.0 million loss.

•	The gain on the Sale of the money management operation of $1.2 million.

•	The write-down of investment securities of $1.9 million.

On a recurring basis, other income on a quarter to quarter basis was $29.3 million in the 4th quarter compared to $27.5 million in the 3rd quarter.

In conclusion, on Slide 11, is a review of our normalized expense base and efficiency ratio.  For the quarter, FDIC insurance expense increased by $1.3 million due to increasing rates.  Also impacting the quarter was a $2 million expense related to the transition of the CEO.

We anticipate a run rate in 2010 of approximately $60 million per quarter, considering the increased FDIC and regulatory costs.

I’ll now turn the presentation over to Sandy Bodnyk, our Chief Risk Officer.

Sandy Bodnyk:  Thank you, Mike.  My comments today will be focused on our loan portfolio and loan quality.  We are committed to providing as much transparency around our loan portfolio as possible.  In that regard, we have included detailed loan information on the slides that accompany this webcast.

With respect to our loan portfolio at December 31, 2009, total loans and leases outstanding are $6.0 billion, a decline of $175 million or 2.83% since September 30th.  This compares to declines of $116 million during the third quarter and $58 million during the second quarter.  Total new loans originated during the quarter were $251 million.  While new loan activity has continued to diminish as a result of lower demand in this economic climate, loan pricing has improved with new fixed rate loans being booked at increasing spreads and floors being instituted on new and renewing floating rate loans.

During the fourth quarter, our provision for loan and lease losses was $47 million, exceeding net charge-offs by $20.8 million.  The provision exceeded charge-offs as a result of an elevated level of classified loans and due to updated analysis that is more reflective of the current economic cycle.  As we continue to work through this economic environment, our approach is to maintain a  strong level of coverage of non-performing assets which has increased to 116% at December 31, 2009 from 104% at September 30th.  The evaluation of our allowance for loan and lease losses and provisioning levels is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis.

Slide 12 details the risk profile of our loan portfolio.  Non-Performing loans for our combined company increased by $5.7 million to $126 million at December 31, 2009.  This represents 2.09% of total loans, and compares to 1.94% at September 30, 2009.  Our Allowance for Loan and Lease Losses was $146 million after 4th quarter net charge-offs of $26.2 million.  Fourth quarter charge-offs of 43 basis points remain comparable to second and third quarter levels.  While we are not pleased with the absolute level of non-performing assets or charge-offs, we draw some comfort from the fact that both net charge-offs and non-performing assets have remained in a tight range for the past three quarters.

Of the $126 million in non-performing loans, approximately 82% are commercial and 18% are consumer.  Of the $104 million in commercial non-performing loans, $40.4 million are in the C&I category, and that is down $1.8 million from September 30th, and $46.8 million are in the “real estate – construction” category, and that is up $3.4 million from September 30th.

Net charge-offs were $26.2 million, up $1.4 million from September 30th.  $11.6 million of the net charge-offs were in the C&I category, and $12.0 million of the net charge-offs were in Commercial Real Estate.  Geographically, charge-offs remain concentrated in our core southeastern Pennsylvania region, which is outlined on slide 13.

I would like to provide additional information about our commercial real estate exposure.  Our commercial real estate portfolio is made up of a broad mix of real estate loans.  We are pleased to report that our overall CRE exposure declined by $90.8 million since June 30, as CRE – permanent declined by $15.2 million and CRE – Construction declined by $75.6 million.  The largest categories of our diversified CRE are multifamily of $275 million, retail and shopping centers of $258 million, residential investment 1-4 Family of $190 million, residential subdivision of $133 million, and office buildings of $125 million.  Land exposure is $70.9 million, of which only $24.4 million is unapproved or raw land.  We have successfully completed a thorough quality review of our commercial real estate portfolio and are actively managing our exposure levels.

As discussed in previous quarters, I would like to reiterate that our consumer and mortgage portfolios are performing well with delinquency, non-performing and charge-off measures substantially better than industry averages.

In summary, despite continued economic weakness, slide 14 shows that our proactive and focused problem loan management has allowed classified and Non-Performing Loan totals to remain relatively stable over the past three quarters.  Various indicators such as delinquency, line usage patterns, and credit migration trends point to the potential for credit quality improvement in 2010.  We have strengthened our allowance for loan and lease losses to be reflective of a period of economic stress.

I’ll now turn the presentation back to Scott Fainor.

Scott Fainor:  Thank you Sandy.  We, like you, are dissatisfied with our 4th quarter and full year results.  We made the difficult decisions to get these large issues behind us in 2009, and we are encouraged that we have set the stage for a return to profitability in 2010.

In conclusion, I’d like to review the positive aspects upon which we intend to build in 2010:
•	Our balance sheet is strong with enhanced capital levels, strong reserves for loan losses, and a significantly reduced level of goodwill.
•	The growth in non-performing loans, classified loans, and charge-offs has slowed.
•	Clients continue to place their trust in National Penn, as evidenced by the strong deposit growth during the year. Consequently, our liquidity position is strong as we enter 2010.
•
Our deposit market share improved in Pennsylvania from 11th rank in 2008 to 9th rank in 2009.  Additionally, we improved to 1st rank in Berks and Centre counties in Pennsylvania, and maintained the 1st and 2nd ranks in Northampton and Lehigh counties in Pennsylvania, respectively.

•	The Net Interest Margin is expanding, Fee Income is growing, and expenses are under control.
•	National Penn has a strong cross-sell culture, which bodes well for increased growth and revenues.
•	We are making excellent progress to make the necessary changes in our administration of asset quality, maintaining strong capital levels while we reduce problem assets.
•	With expectations of a return to profitability, internal generation of capital would allow us to repay TARP at the appropriate time and in a shareholder friendly manner.
•	With the difficult decisions behind us, we have a renewed sense of urgency to move our company forward in 2010, returning to profitability, and focusing on enhancing shareholder value.

Positive momentum is building in National Penn and we look forward to executing on our plan to enhance shareholder value.  Thank you for your continued interest in National Penn.

This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

QUESTIONS

Michelle Debkowski:  Thank-you Scott.  We had a few questions presented during the webcast and Scott, I’ll begin with you.

Transcript of Q&A session to be subsequently filed

REVIEW QUESTIONS

This concludes our presentation.  Thank-you for joining us.